EXHIBIT 99.1


                             ON2 CES Conference Call
                                 January 6, 2005
                                  5:00 p.m. EST

OPERATOR:

Good afternoon, ladies and gentlemen. And welcome to the On2 Technologies On2 CES conference call.

At this time all participants are in a listen-only mode to prevent background noise. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during this conference, please press star 0 on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Doug McIntyre, Chief Executive Officer of On2 Technologies.

Thank you, sir.  You may begin.

DOUGLAS MCINTYRE - ON2 TECHNOLOGIES INC. - CHAIRMAN, PRESIDENT, CEO:

Thank you. And welcome everybody. This conference call may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to On2's future financial results, business prospects, products, customers and technology plans.

These forward-looking statements are subject to the safe harbor provisions of the aforementioned sections of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performances and involve potential risks and uncertainties, including those described in our filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.

Potential risks and uncertainties include, but are not limited to, general economic conditions, competition in the compression technology industry, and the company's history of operating losses.

We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise any forward-looking statement.

Thank you for joining us. After several quarters of being limited in what we can say about some of the exciting new products and customers using On2's technology, this year Consumer Electronics Show has given us the opportunity to talk in more detail about these subjects as well as our technology plans for 2005.

Let me say at the outset that the focus of this call is the new products and customers using On2's technology and our technology plans for 2005. We are not going to be talking about financial results or projections for either 2004 or 2005 on this call.

However, we can say this: The company ended the year with just shy of $5.5 million in cash and marketable securities, the highest period ending balance since our AMX listing in 1999.

And also, unless we collect a substantial portion, substantial sum in the coming 45 to 60 days in connection with the E World arbitration, which we hope will be decided very shortly, the fourth quarter of 2004 will be a challenge from a revenue perspective. However, we are confident that the customers and partners being discussed today, when coupled with the customers and partners announced over the last year and a half, have put the company substantially closer to achieving the technology adoption necessary to generate significant recurring revenues.

We would like to discuss in some detail our new high profile partners and exciting product launches, and I think you'll see why we feel very positive about the company's future.

We are obviously very pleased to have been chosen as the Codec and server software for XM Radio. They clearly looked at all the video compression software available and chose On2's VP6. We clearly believe the migration of video outside the living room will be a significant part of our business in the future, and we're working on the chip ports and customer relationships that will expand our list of partners well beyond, as we'll discuss today.

Variations of this product are being shown by XM, Delphi Electronics and Audiovox, all on the floor of this show. Both cartoons and movie clips are part of these presentations.

As you may know, Delphi is the number 37 company on the Fortune 500, and is the largest provider of consumer electronics for cars in the world.

I would urge you to look at the press releases at their site. I would also point out that this is a deal that has been in the making for one year. And during that time we could not disclose to shareholders the nature of this relationship because XM wanted it to be confidential.

For those who are concerned about our public relations, this is a prime example of how we have to honor NDAs often for long periods of time.

The IBM video charger initiative is important because of IBM's global customer reach and because the video charger delivers real time streaming, works with Internet and intranet customers and pushes video the way that the broadcast model does. It is also a highly advanced content and system management operation, which is the kind of feature set that VOD deployments all over the world need.

As you can see at the IBM website, companies like CNN have used this technology to benefit in managing very large libraries of content.

As On2 customers encode ever-increasing amounts of video content relationships with companies like IBM become more critical. Our relationship with AOL is expanding. The great majority of the content in the AOL media player and all the content in the Winamp player is now encoded in VP5 or VP6. We're demonstrating and will shortly be selling the VP6 AAC Plus audio encoder for the AOL media player and Winamp player, both which use AOL's file extension. I said we plan to build our encoder business around our customers who have deployed huge numbers of VP5 and VP6 decoders. This AOL relationship is the first of these. We would expect several more during 2005 and are actually looking at some encoding software companies as acquisitions to help build this business.

We're now showing the new Leapfrog Leapster powered by VP6. As far as I know, this is the first time the video Leapster has been shown outside Leapfrog. We think that this is the next generation of interactive learning device, and we plan to build on these with ports to ARM 7 and ARM 9 processors so we can significantly increase our footprint in the video market for preteen children.

Based on the early success of a number of learning and toy companies, we think that this will be a very large market for VP6 and VP7.

We continue to market to the high-definition end of the video spectrum. We'll be showing VP6 on the Equator BSP 15 here at the show and we're looking at high-definition decoding on other DSDs. Our advantage over MPEG 2 in this market is close to six to one at data rate in our favor. We plan to do what we can to exploit this advantage.

On2 is also showing set-top box and video conferencing products at the show. These are part of our traditional business, and we will continue to pursue markets like VOD over DSL, satellite and cable.

I believe that our relationships with companies like XM and AOL will only help us here.

Before I take questions, let me move to VP7. This show is the U.S. debut of VP7, which has already been shown in Japan and China. We've already sold a paid license for VP7 to one of our largest U.S. customers.

The public will see the new VP 7 at the On2 website soon. VP7 has advantages of about 35% quality at data rate over VP6, which means it's advantages over other Codecs will typically be much larger. Data rate constrained environments for video are still an issue for VOD, live streaming and especially video communication all over the world. We will begin DSP ports for VP7 this quarter and it will be our new flagship product after this month.

We now have time for questions.

Questions?

OPERATOR:

Ladies and gentlemen, at this time we'll be conducting a question-and-answer session. If you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press star 2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your hand seat before pressing the star keys. One moment now while we poll for your questions.


OPERATOR:

Our next question comes from Doug Olshuck.

Q  :  Hi, Doug.

A  :  How are you doing?

Q : Just fine. Are we going to know any time soon why Macromedia paid you over a million bucks last year?

A  :  Yeah, I think so.

Q  :  Thank you.

OPERATOR:

Our next question comes from Mr. Joseph Salino with the Meyers Association.

Q  :  Hi, Doug.

A  :  How are you?

Q : I have two questions. One, can you give us an update on the Macromedia situation and, two, whatever happened with Beijing E World?

A : Well, as the previous questioner just asked, Macromedia has not given us permission to discuss that as of yet. The Beijing E World time line is exactly the same, which is the reason that I said it could have a an effect in the fourth quarter. On our last conference call, we said before we have our earnings call for Q4, 2004, we expect to have the complete results of the arbitration. Thanks.

Q  :  Okay.  Thank you.

OPERATOR:

Next question comes from Kevin Erwin.

Q  :  Hello Doug.

A  :  Hello.

Q : I was just wondering when we might expect the revenue stream from the Leapster and/or XM, how soon do you see that producing revenue?

A : Well, the XM contract has royalty provisions in it. But I'm not going to speak for them in terms of a time line. Leapfrog has already said that they're introducing the new video Leapster in the current quarter. So that is also a royalty-producing arrangement, like XM is. I would assume if they hit their target we would start to accrue revenue this quarter.

Q : Okay. So that wouldn't show up until probably first quarter of, actually second quarter of this year, right?

A : No, when you accrue revenues, if they're accrued in that quarter, they show up as revenue in that quarter.

Q  :  Okay.  All right.  Thank you very much.

A  :  Thanks.

OPERATOR:

The next question comes from Calid Bivins.

Q : Yes, how are you doing? Just a quick question if you can answer it. I guess two. When will the famous fourth quarter earnings call be? And I think for maybe the last couple of years there's been so many big name announcements, can you give anybody any idea when this actually turns into even a little bit of revenue?

A : Well, as I said, we had a profitable quarter this year. So I think that there's been a period when that's already begun. As I said, we're really not going to talk about financials on this call. It's really a call about products.

Q  :  Okay.  Thank you.

Our next question comes from Mr. Dan Cook.

Q  :  Hello?

A  :  Hello.

Q : Yes, this question may have been asked before, but I'm almost -- my granddaughters made me an expert in Leapfrog products. I'm almost sure I saw the product that's listed on the website in your announcement for sale prior to Christmas of this year. Is that --

A  :  Couldn't be the same product.

Q  :  Okay.  That's the only question I had.  Good job.  Thank you.

A  :  Bye.

OPERATOR:

Our next question comes from Ricky Lyons.

Q  :  Hello Doug.  How are you doing?

A  :  Good, thank you.

Q : Great. Listen, you mentioned, I believe, Delphi, Audiovox and XM, you said they were showing the newest version at the electronics show, correct? And also basically I actually wanted to know is also Delphi doing anything with like a competitor such as Serius as far as the, I guess the satellite radio is concerned? Because I know they have products for, you know for Sirius and whatnot. I wanted to make sure I had that information correct, as far as Delphi, Audiovox and XM showing the latest version of I think it was version 6.

A : Well, I don't know what they're doing withSirius, to be frank with you. But what I'm saying, for example, if you go down to the Delphi area at the Consumer Electronics Show, they're showing live video streaming from the XM satellites to automobiles. They're also showing download and play functions. So Delphi is showing this a slightly different version of it using our technology as being shown over on Audiovox, product is also being shown over at XM.

Q : Okay. Also you said, I think you said that the version will be available on the website soon. Do you know how soon?

A  :  I would certainly think it's going to be within this month.

Q  :  Okay.  Great.  All right.  That's what I have.  That's all I have for now.

A  :  Thank you.

OPERATOR:

Our next question comes from Gerard Christensen.

Q : Yes, Doug, thank you. I wanted you to elaborate more on VP7, the significance of VP7 versus VP6.

A : Well, we believe that based on most of the tests that we've done and our customers have done that VP6 is a Codec that does better at data rate than any of our competitors do. VP7 is an improvement of about 35% over VP6. When you look at many of the environments that we have where people license our technology, they don't have access to unlimited bandwidth. And so if bandwidth is an issue or storage cost is an issue, it's very helpful for companies like XM and AOL and Sony and NTT and other customers that we do business with to be able to get a high quality picture through at the lowest bandwidth possible. So we continue to move the rate at which we can compress video better and better and better year after year after year. And we think that that's the critical issue to us maintaining our technology advantage. So that product is done. And we're showing it here, and we will be showing it again on our website within the next couple of weeks. And at that point we'll launch, globally launch that product.

Q  :  All right.  Thank you.

OPERATOR:

Our next question comes from Robert Santa.

Q  :  Hi, Doug.

A  :  How are you?

Q  :  Good.  Congratulations on the good news.

A  :  Thank you.

Q : XM, I'm not understanding. Is the On2 Codec the only one that's going to be available through that or are others going to be available as well?

A : Well, I don't want to make a forward-looking statement about somebody else's plan, but it's the only Codec that we have seen in any of the XM products.

Q  :  For the prototype only?

A : Well, as I said, it's a royalty-bearing relationship. So, you know, all I can say to you is that the agreement between the two companies is in place, so that as this stuff gets rolled out we can earn royalties.

Q : Royalties from XM or royalties from the equipment manufacturers or people coding?

A  :  Our agreement on that product line is with XM.

Q  :  Okay.

A : But obviously anybody who is one of their OEMs is paying XM a fee. In other words, XM collects the fees for the subscription. The OEM just makes a one-time sale. So we certainly know of no other Codecs involved.

Q : Congratulations. And as an investor I would appreciate more clarity in revenues in earnings going forward.

A : I just don't think that's likely to happen until we know what our revenue streams are. Hopefully as we get into more revenue-bearing relationships or royalty-producing relationships that happens.

Q  :  Hoping to see those soon.  Thank you.

OPERATOR:

We have a follow-up question from Scott Olshuck.

Q : Hey, Doug. What I'm trying to get a feel for is regarding XM, are we going to see the recurring revenue based on the number of people that subscribe having a positive impact on that revenue?

A : It's a per unit -- in other words, you know it's a per unit royalty arrangement aside from whatever we got paid for engineering and up front software.

Q : So if you have three million or two million people today and it turns into six million people in two years, you're going to make more money based on that increase --

A  :  Assuming they're buying a video product, yeah.

Q  :  Gotcha.  Gotcha.

A  :  In other words, we're not providing the audio.

Q  :  Okay.  Thank you very much.

A  :  Thanks.

OPERATOR:

Our next question comes from David Blake.

Q  :  Hi, Mr. McIntyre.  Thank you for taking our calls.

A  :  Sure.

Q : Given that the deals and relationships in the past one and two years have generated very marginal revenue, and excluding $1.2 million for Macromedia, the second quarter revenues have been pretty poor in the last year and a half, why should investors belief On2's most recent relationships with new customers will be different?

A : As I said, we're not going to talk about revenue today, but I appreciate your question.

OPERATOR:

Our next question comes from Femad Ahadi (ph).

Q  :  Hi, Doug, how are you?

A  :  How are you, Femad.

Q : I wanted to ask you has the relationship with XM on the floor caused more customers to come to your booth like for the VP7 or is it stirring up more people sitting on the fence to probably look at you now?

A  :  Certainly has increased the interest substantially.

Q : Okay. And one last question: Did VP7, have you just shown it to customers or in the process of --

A : As I said we've already licensed it. Sold a paid license to one of our largest U.S. customers. So that's a product that we are actively marketing and selling. It's just not appeared in public.

Q  :  The response has been good?

A  :  I think the response has been good, yes.

Q  :  Thank you so much.

OPERATOR:

Our next question comes from Chris Persinger with Northwestern Mutual.

Q : Congratulations, Doug. Good work. I had a question about some older partners that haven't been mentioned recently and wanted to know if you could give an update on the deployment with NTT East and with the relationship with Power Links.

A : We don't have permission to talk about NTT East. The Power Links products were finished, you know, within the last quarter. I know that they're being actively marketed, but I'm a board member there, so I certainly don't want to step on the toes of the CEO about what they're doing with those product sales. But they are -- those products are at this point finished and available.

Q  :  Okay.  Thank you.

OPERATOR:

Our next question comes from Jeff Moore.

Q  :  Yes, Doug, great job.

Q : Just wanted to say great job and had some questions about some of the cell phone chip ports that we talked about last quarter. Do you know what the status is on those?

A : As I said in my opening comments, we are in the midst of some ARM 7 and ARM 9 work, and obviously as we get towards the completion of that we'll disclose who those ports are with.

Q  :  Have you got any time frame on completion time?

A : You know, I've been beaten up by people like you too much over that. So I'm just going to say those things are in our labs and we're doing the work. They are certainly ports that I believe are going to be finished, and once they're finished we'll let everybody know.

Q  :  Okay.  Great.  Thanks a lot, Doug.

A  :  Thanks a lot.

OPERATOR:

Our next question comes from Jim Moyer.

Q  :  Hello Doug, how are you doing?


A  :  I'm fine, Jim.  How are you?

Q : I'm good. Listen, when you look at the products that were announced today, which one of them excites you the most?

A : XM. When you think about that kind of product, you're really talking about a way of delivering audio and video that was unheard of just a couple of years ago. You're talking about the ability to take very low data rate video and put a footprint down in an area that's the size of North America. And in a situation like that, you can't compare it to the cable or DSL deployments, which even though there are a lot of them, they're all, in essence, local.

Q : Okay. Just in reading a lot of the PRs that have been out, you know, yesterday about Sirius and XM and Delphi and Comcast, and on and on it goes, are you all active in that market in trying to push or sell VP6, VP7 to those other companies?

A : Oh, sure. I think that I've said this before, and I will say it again, that is that our focus in terms of sales and marketing is the top 75 or 100 global multimedia companies. So the companies that we're talking about here and that you've just mentioned are obviously on those lists.

Q  :  All right.  Very good, Doug.  Have a great CES.

A  :  Thank you.

OPERATOR:

Our next question comes from Ricky Lyons.

Q : Hey, Doug. I'm back. I needed for you to just clarify a couple things that you mentioned earlier with IBM and AOL as far as what input they have, I guess, with On2.

A  :  I don't think I understand the question.

Q : You mentioned -- I believe you mentioned something about IBM as far as the content and the system management.

A : Right. We've done an integration with IBM, and you know co-marketing their video charger product, which is their global multimedia server with the VP6 encoder and decoder. And the reason that we like that relationship so much is obviously IBM has a large, you know, global sales force. But in addition to that, if you go look at the IBM website, you'll see that the content management capacity of that server is tremendous. So it allows us to toggle our Codecs with a very, very large number of features that otherwise might not be available to us.

Q  :  All right.

A : And AOL, to some extent I'm saying things that if you were an AOL subscriber you knew how to look for VP5 and VP6 you might know. But aside from that, you know we are going to be marketing a product with AOL that encodes for their AOL media player and also for the Winamp player. And we're going to be marketing that on their behalf.

Q  :  Okay.  All right.  Thanks a lot.

OPERATOR:

Our next question comes from Richard Catsenburg (ph).

Q : Hello Doug. I think the news is very optimistic. I'm very excited about this and for you. It's been a long road.

I'm curious about the impact on overhead and especially as it regards our ability to get the word out and do the aggressive selling. I wonder if you have any comment on that and whether the on-line store concept, for example, seems to be working in terms of getting those new products and new services out there.

A : I don't think anything we've talked about has much of an effect on our overhead. The on-line store is a way for us to reach the companies that want to do business with us that aren't the larger companies that I just talked about. So with something like that on-line store, we have the opportunity for companies that might be expensive for us to spend time with on a sales standpoint because they may not be huge contracts to come and examine and buy our products.

The on-line store has been set up to launch VP7. Right now it's up, I'm happy with it. It works well, but we've said we're not giving VP7 away. We gave away 550,000, 600,000 VP6 encoders. We're charging everybody for VP7. And the reason that we've set up the on-line store is that all the products that you see there are going to eventually be VP7-based products, and as there's a demand for that Codec, we're going to expect to capitalize on it.

Q  :  Wonderful.  Okay.  Thank you.

OPERATOR:

Mr. McIntyre, there are no further questions at this time.

DOUGLAS MCINTYRE - ON2 TECHNOLOGIES INC. - CHAIRMAN, PRESIDENT, CEO:

Okay. Listen, thanks, everybody, for calling. We hope you have a good day, and we certainly appreciate everybody taking the time. Have a good day.